UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    December 24, 2004

ST. JUDE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-8672	41-1276891
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Lillehei Plaza, St. Paul, MN	55117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 483-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into Material Definitive Agreements.

On December 24, 2004, St. Jude Medical, Inc. (the “Company”) entered into a Preferred Stock Purchase and Acquisition Option Agreement (the “Purchase and Option Agreement”) and an Agreement and Plan of Merger (the “Merger Agreement”), each with ProRhythm, Inc., a Delaware corporation (“ProRhythm”) which is developing a High Intensity Focused Ultrasound (HIFU) catheter-based ablation system for the treatment of Atrial Fibrillation.

The Purchase and Option Agreement provides that, subject to the approval of the stockholders of ProRhythm, the Company has the exclusive right, but not the obligation, through March 31, 2007, to acquire ProRhythm for $125 million in initial cash consideration payable to the ProRhythm stockholders (other than the Company) pursuant to the terms and conditions set forth in the Merger Agreement (the “Merger”), with additional cash consideration payable to the ProRhythm stockholders (other than the Company) after the consummation of the Merger, if ProRhythm achieves certain performance-related milestones. The Company is not obligated to exercise this acquisition right.

In addition, the Purchase and Option Agreement provides that, subject to the approval of the stockholders of ProRhythm and the satisfaction of certain other conditions set forth in the Purchase and Option Agreement, the Company will make two independent $12.5 million equity investments, both of which are anticipated by the Company to occur in 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 30, 2004

ST. JUDE MEDICAL, INC.

By: /s/ Kevin T. O'Malley
Kevin T. O'Malley Vice President and General Counsel